UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2019

NATURAL HEATH FARM HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	000-1621697	98-1032170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 North Orange Ave., Suite 1100 Orlando, Florida		32801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 476-8976

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officer and Directors

On April 4, 2019, Kevin Cranfield has accepted an appointment to the Company’s Board of Directors and as Chairman of the audit committee.

Kevin Cranfield is the Managing Director of Bentleys (NSW) Pty. Ltd., a mid-tier accounting, audit and advisory practice located in Sydney, Australia, and is one of the firm’s four founding directors; he leads his business advisory services team and is also involved as a second director of the audit and assurance practice. Kevin Cranfield is also a board member on the Bentleys Australia Network.

With over 25 years in the profession, Mr. Cranfield has acted as professional advisor to a diverse range of high-net-worth individuals and businesses in the small to medium enterprises (SME) market, including those in education, agribusiness and primary production, manufacturing, property development, and IT and communications.

Mr. Cranfield provides his clients with strategic and commercial advice on all aspects of taxation, accounting, and advisory services. He has assisted clients with business performance reviews, mergers and acquisitions, business sales, planning and restructuring advice, and outsourced CFO services. He also, specializes in the audits of Not-For-Profit organizations. In addition, Mr. Cranfield is on the audit committee for Anglicare in New South Wales, Australia.

Mr. Cranfield is a graduate of University of New South Wales in Sydney, Australia, receiving a Bachelor of Commerce (BCom) - Accounting degree in 1990. Mr. Cranfield went on to earn Master of Business Administration degree from Macquarie University in 2001. He is a member of the Chartered Accountants in Australia and New Zealand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Natural Health Farm Holdings Inc.

Date: April 9, 2019	By:	/s/ Tee Chuen Meng
Tee Chuen Meng
Chief Executive Officer